Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces Second Quarter 2008 Results

Wayne, PA – August 6, 2008 – SunGard, one of the world’s leading software and IT services companies, reported today that revenue for the three months ended June 30, 2008 was $1.36 billion, an increase of 15% compared to the same period in 2007. Organic revenue (revenue from businesses owned for at least one year, and excluding revenue from businesses sold in the previous twelve months) grew 12% compared to the same period in 2007, including an approximately 4% increase attributable to one of our broker/dealer businesses and a 2% positive impact of foreign exchange movements overall, primarily in FS due to movement in the Euro. Adjusting for these items, organic revenue growth in the quarter was 6%. The broker/dealer revenue is uncharacteristically high and is expected to return to former levels over time.

Adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the three months ended June 30, 2008 was $285 million, an 8% increase compared to the same period in 2007.

Reported income from operations for the three months ended June 30, 2008 was $145 million, an increase of 8% compared to the same period in 2007. Reported income from operations in the three months ended June 30, 2008 and 2007 includes amortization of acquired intangible assets of $118 million and $105 million, respectively, and stock-based compensation and purchase accounting adjustments and other expenses of $22 million and $26 million, respectively.

For the three months ended June 30, 2008, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $372 million, an increase of 9% compared to the same period in 2007.

Cristóbal Conde, president and chief executive officer, commented, “SunGard’s performance for the quarter was strong. Our customers are carefully managing their IT spending in the wake of the credit crisis and we are experiencing extended sales cycles and delays in discretionary projects at some of our larger global accounts. We expect to see further impact in the second half of the year although our recurring revenue model and multi-year contracts will help reduce any impact on our results. Our customers continue to spend strategically on growth opportunities and demand for our professional services is strong. We are benefiting from an expansion in our international distribution and signed our first treasury sale in China, our first retail banking sale in Russia and our first insurance sale in Eastern Europe. We remain very competitive and are in a favorable position to withstand the deterioration in market conditions.”

Revenue for the first six months of 2008 increased 16% over the same period in 2007 to $2.66 billion. Adjusted income from operations for the six months ended June 30, 2008 was $542 million compared to $492 million last year. Reported income from operations for the six months ended June 30, 2008 was $269 million and includes amortization of acquired intangible assets of $230 million and stock-based compensation, purchase accounting adjustments and other expenses of $43 million. In the first six months of 2007, reported income from operations was $248 million and includes amortization of acquired intangible assets of $209 million, stock-based compensation, purchase accounting adjustments and other expenses of $35 million.

Financial Systems revenue increased 20% to $710 million for the quarter. Organic revenue grew approximately 17%, including an approximately 7% increase attributable to one of our broker/dealer businesses, which exceeded our expectations for the quarter and is not expected to continue, and a 2% positive impact of foreign exchange movements. License fees were $52 million for the quarter, a decrease of $4 million compared to the same period in 2007.

Notable deals in the quarter included the following:

•	A commercial bank in China selected AvantGard for treasury management.

•	A large retail and commercial bank in Russia selected Ambit for its core banking solution.

•	A financial planning and services company in the U.S. renewed its contract for Phase3, Margin Advisor, Wall Street Concepts, market data feeds and professional services.

Higher Education revenue increased 10%, all of which was organic, to $146 million for the quarter. License fees were $9 million for the quarter, a decrease of $3 million from the same quarter of 2007.

Notable deals in the quarter included the following:

•	A public liberal arts and sciences university extended its relationship with SunGard Higher Education and purchased a full range of Banner Unified Digital Campus solutions.

•	A private university renewed its relationship with SunGard Higher Education for support in managing its information technology.

•	A public liberal arts and sciences university renewed its relationship with SunGard Higher Education for support in managing its information technology.

Public Sector revenue increased 12% to $112 million for the quarter. Organic revenue grew 10%. License fees were unchanged at $7 million for the quarter.

Notable deals in the quarter included the following:

•	A digital radio network provider for public safety in the UK selected SunGard Public Sector to deliver managed services and implementation services.

•	An agency dedicated to improving policing priorities in the UK selected SunGard Public Sector to upgrade its case/custody software.

•	A public safety agency in Florida selected SunGard Public Sector to provide computer-aided dispatch, records management and mobile computing solutions.

Availability Services revenue increased 11% to $389 million for the quarter. Organic revenue grew 3%. License fees associated with the Company’s acquisition of Strohl Systems were $3 million.

Notable deals in the quarter included the following:

•	The largest municipal hospital and health care system in the U.S. selected SunGard for managed services.

•	A privately held online health company chose SunGard for managed services and disaster recovery services.

•	A global law firm chose SunGard as its managed services provider.

Financial Position

At June 30, 2008, total debt was $7.665 billion, cash balances were $448 million and off-balance sheet debt was $443 million. During the six months ended June 30, 2008, the Company invested $189 million in capital expenditures and $161 million (net of cash acquired) in three acquisitions. On August 1, 2008, SunGard announced its intention to acquire GL Trade SA, a global financial software solutions company. SunGard has arranged financing for the transaction.

Conference Call & Webcast

A conference call to review the results is scheduled for Thursday, August 7, 2008 at 9:00 a.m. (Eastern Time). The dial-in number is 706-902-1370, conference ID 57187106. A replay will be available shortly after the end of the call through midnight on August 14, 2008. To listen to the replay, please dial 706-902-1370, conference ID 57187106. You may also listen to the call at www.investorcalendar.com, by clicking on the “audio” icon for SunGard. A replay will be available shortly after the end of the webcast, through midnight on August 14, 2008 at www.investorcalendar.com.

About SunGard

With annual revenue of $5 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Ambit, AvantGard, Banner, Margin Advisor, Phase3 and Wall Street Concepts are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Three Months Ended
	June 30, 2007	June 30, 2008
Revenue:
Services	$1,042	$1,214
License and resale fees	100	98

Total products and services	1,142	1,312
Reimbursed expenses	33	45

	1,175	1,357

Costs and expenses:
Cost of sales and direct operating	543	653
Sales, marketing and administration	268	293
Product development	64	78
Depreciation and amortization	61	70
Amortization of acquisition-related intangible assets	105	118

	1,041	1,212

Income from operations	134	145
Interest income	4	4
Interest expense and amortization of deferred financing fees	(159)	(143)
Other expense	(3)	(4)

Income (loss) before income taxes	(24)	2
Income tax (benefit) expense	(19)	—

Net income (loss)	$(5)	$2

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Six Months Ended
	June 30, 2007	June 30, 2008
Revenue:
Services	$2,064	$2,412
License and resale fees	165	157

Total products and services	2,229	2,569
Reimbursed expenses	62	90

	2,291	2,659

Costs and expenses:
Cost of sales and direct operating	1,068	1,296
Sales, marketing and administration	508	570
Product development	138	157
Depreciation and amortization	120	137
Amortization of acquisition-related intangible assets	209	230

	2,043	2,390

Income from operations	248	269
Interest income	9	9
Interest expense and amortization of deferred financing fees	(324)	(291)
Other expense	(40)	(25)

Loss before income taxes	(107)	(38)
Income tax benefit	(6)	(18)

Net loss	$(101)	$(20)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Dec. 31, 2007	June 30, 2008
Assets:
Current:
Cash and cash equivalents	$427	$448
Accounts receivable, net	353	405
Clearing broker assets	469	429
Prepaid expenses and other current assets	198	200
Retained interest in accounts receivable sold	243	264

Total current assets	1,690	1,746
Property and equipment, net	852	905
Software products, net	1,266	1,228
Customer base, net	2,745	2,693
Other assets, net	1,201	1,224
Goodwill	7,086	7,169

Total Assets	$14,840	$14,965

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$55	$318
Accounts payable and accrued expenses	894	781
Clearing broker liabilities	434	423
Deferred revenue	825	894

Total current liabilities	2,208	2,416
Long-term debt	7,430	7,347
Deferred income taxes	1,646	1,622

Total liabilities	11,284	11,385
Stockholder’s equity	3,556	3,580

Total Liabilities and Stockholder’s Equity	$14,840	$14,965

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, merger costs, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
(in millions)	June 30, 2007	June 30, 2008
Income from operations	$134	$145

Amortization of acquisition-related intangible assets	105	118
Purchase accounting adjustments	2	10
Stock-based compensation and other costs	24	12

Adjusted income from operations	$265	$285

	Six Months Ended
(in millions)	June 30, 2007	June 30, 2008
Income from operations	$248	$269

Amortization of acquisition-related intangible assets	209	230
Purchase accounting adjustments	3	21
Stock-based compensation and other costs	32	22

Adjusted income from operations	$492	$542

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, both of which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	June 30, 2007	June 30, 2008
Net income (loss)	$(5)	$2
Interest expense, net	155	139
Income tax benefit	(19)	—
Depreciation and amortization	166	188

EBITDA	297	329
Purchase accounting adjustments	2	9
Non-cash charges	7	8
Unusual or non-recurring charges	12	7
Acquired EBITDA, net of disposed EBITDA	12	10
Other	3	4

Adjusted EBITDA—senior secured credit facilities	333	367
Loss on sale of receivables	9	5

Adjusted EBITDA—senior notes due 2013 and senior subordinated notes due 2015	$342	$372

	Six Months Ended
(in millions)	June 30, 2007	June 30, 2008
Net loss	$(101)	$(20)
Interest expense, net	315	282
Income tax benefit	(6)	(18)
Depreciation and amortization	329	367

EBITDA	537	611
Purchase accounting adjustments	3	20
Non-cash charges	15	14
Unusual or non-recurring charges	42	8
Acquired EBITDA, net of disposed EBITDA	8	8
Other	9	24

Adjusted EBITDA—senior secured credit facilities	614	685
Loss on sale of receivables	16	9

Adjusted EBITDA—senior notes due 2013 and senior subordinated notes due 2015	$630	$694